Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2017 Financial Results

– Total Revenues Grew 8% –

–Earnings Per Share Increased 19% to $0.25 –

WINTER PARK, Fla.—(BUSINESS WIRE)—July 28, 2017—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 25, 2017 and announced a quarterly cash dividend of $0.09 per share to be paid in the third quarter.

Highlights for the second quarter of 2017 compared to the second quarter of 2016 were as follows:

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The Company reported net income of $7.8 million, or $0.25 per diluted share, in the second quarter of 2017 compared to net income of $6.9 million, or $0.21 per diluted share, in the second quarter of 2016.

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Income from continuing operations in the second quarter of 2017 was $7.8 million, or $0.25 per diluted share, compared to income from continuing operations of $7.0 million, or $0.21 per diluted share, in the second quarter of 2016.

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Net income in the second quarter of 2016 included a $465 thousand expense related to disputed rent charges from 2006 through 2015 for a leased Company restaurant, as well as a $99 thousand gain related to the sale of our closed Columbus, OH restaurant.

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Excluding the disputed rent charges, gain on sale and results from discontinued operations, non-GAAP diluted earnings per share increased 13.6% to $0.25 in the second quarter of 2017 compared to $0.22 in the second quarter of 2016. The Company believes that non-GAAP diluted earnings per share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

•	During the quarter the Company repurchased 400,000 shares of common stock under its current share repurchase program.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “Our sales momentum accelerated in the second quarter and was driven by a traffic increase of 2.1%.  These positive traffic trends in the quarter also positively impacted our year-to date traffic, which now sits in positive territory.  I am pleased with the continued superior execution from our team members and franchise partners which drove a 7.9% increase in total revenues and a 2.9% increase in Company-owned comparable sales.  This topline performance, combined with operating margin expansion and continued execution against our total return strategy, allowed us to generate a 13.6% increase in Non-GAAP earnings per share.”

Review of Second Quarter 2017 Operating Results

Total revenues in the second quarter of 2017 were $100.0 million, an increase of 7.9% compared to $92.7 million in the second quarter of 2016.

Company-owned Sales

•

For the second quarter of 2017, Company-owned comparable restaurant sales increased 2.9%, which consisted of an average check increase of 0.8% and a traffic increase of 2.1%, as measured by entrees. The calendar shift of Easter from the first quarter of 2016 into the second quarter of 2017 positively impacted second quarter comparable restaurant sales by approximately 70 basis points.

•	Average unit weekly sales were $103.5 thousand in the second quarter of 2017, compared to $101.1 thousand in the second quarter of 2016.
•

70 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2017, compared to 67 Ruth’s Chris Steak House restaurants at the end of the second quarter of 2016.  Total operating weeks for the second quarter of 2017 increased to 910 from 863 in the second quarter of 2016.

Franchise Income

•	Franchise income in the second quarter of 2017 was $4.3 million, an increase of 5.5% compared to $4.0 million in the second quarter of 2016.
•	81 franchisee-owned restaurants were open at the end of the second quarter of 2017 compared to 80 at the end of the second quarter of 2016.

Operating income in the second quarter of 2017 increased 10.4% to $11.5 million, compared to $10.5 million in the second quarter of 2016. As a percentage of total revenues, operating margin increased 25 basis points year-over-year to 11.5%.

•	Food and beverage costs, as a percentage of restaurant sales, increased 20 basis points in the second quarter of 2017 to 29.9%, primarily due to a 3.8% increase in total beef costs.
•

Restaurant operating expenses, as a percentage of restaurant sales, decreased 100 basis points in the second quarter of 2017 to 47.8%, primarily due to a $465 thousand expense in the second quarter of 2016 related to disputed rent charges.

•

General and administrative expenses, as a percentage of total revenues, increased 40 basis points in the second quarter of 2017 to 8.0% driven primarily by an increase in performance-based compensation.

•	Marketing and advertising costs, as a percentage of total revenues, increased 60 basis points in the second quarter of 2017, primarily due to the shift of marketing spend across the quarters.
•	Pre-opening costs, as a percentage of total revenues, decreased 60 basis points in the second quarter of 2017 to 0.2% driven by the timing of new restaurant openings.

Development Update

The Company expects to open its third new Company-owned restaurant of the year in suburban Denver, CO during the fourth quarter of 2017.  Additionally, the Company signed a lease for a new restaurant to open in the second half of 2018 in Jersey City, NJ.

Franchise partners are currently expected to open their second restaurant in China, a restaurant in Kauai, HI and relocate the restaurant in Mississauga, Canada during the second half of 2017.  In addition, a new franchised restaurant is expected to open in Fort Wayne, IN in 2018.

Quarterly Cash Dividend

Subsequent to the end of the second quarter of 2017, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.09 per share.  This dividend will be paid on August 24, 2017 to shareholders of record as of the close of business on August 10, 2017, and represents a 29% increase from the quarterly cash dividend paid in August of 2016.

Share Repurchase Program and Debt

During the second quarter of 2017, the Company repurchased 400,000 shares of common stock under its current share repurchase program, for approximately $8.4 million or an average price of $21.08 per share.

At the end of the second quarter of 2017, the Company had $21 million in debt outstanding under its senior credit facility.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2017 outlook based on a 53 week year ending December 31, 2017, as follows:

•	Food and beverage costs of 29.0% to 31.0% of restaurant sales
•	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
•	Marketing and advertising costs of 2.9% to 3.1% of total revenues
•	General and administrative expenses of $32.0 million to $34.0 million
•	Effective tax rate of 31% to 34%
•	Capital expenditures of $23 million to $25 million
•	Fully diluted shares outstanding of 31.2 million to 31.5 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss second quarter 2017 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Michael P. O’Donnell, Chairman and Chief Executive Officer, Arne G. Haak, Executive Vice President and Chief Financial Officer and Cheryl Henry, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 719-325-4865. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 7483430. The replay will be available until August 4, 2017. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, strategy, financial outlook and capital expenditures also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Credit Agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016
Revenues:
Restaurant sales	$94,145	$87,244	$193,600	$183,181
Franchise income	4,257	4,034	8,647	8,535
Other operating income	1,613	1,376	3,306	2,828
Total revenues	100,015	92,654	205,553	194,544
Costs and expenses:
Food and beverage costs	28,114	25,853	56,693	54,299
Restaurant operating expenses	45,005	42,556	90,452	86,477
Marketing and advertising	3,412	2,618	5,859	4,587
General and administrative costs	8,035	7,058	16,171	14,721
Depreciation and amortization expenses	3,731	3,371	7,236	6,472
Pre-opening costs	173	737	1,352	1,092
Total costs and expenses	88,470	82,193	177,763	167,648
Operating income	11,545	10,461	27,790	26,896

Other income (expense):
Interest expense, net	(144)	(253)	(324)	(466)
Other	14	144	39	151

Income from continuing operations before income tax expense	11,415	10,352	27,505	26,581
Income tax expense	3,611	3,396	8,616	8,742
Income from continuing operations	7,804	6,956	18,889	17,839
Income (loss) from discontinued operations, net of income taxes	7	(48)	(30)	(169)
Net income	$7,811	$6,908	$18,859	$17,670
Basic earnings (loss) per common share:
Continuing operations	$0.26	$0.22	$0.62	$0.55
Discontinued operations	—	—	—	—
Basic earnings per share	$0.26	$0.22	$0.62	$0.55
Diluted earnings (loss) per common share:
Continuing operations	$0.25	$0.21	$0.60	$0.54
Discontinued operations	—	—	—	—
Diluted earnings per share	$0.25	$0.21	$0.60	$0.54
Shares used in computing net income (loss) per common share:
Basic	30,548,258	32,138,846	30,561,741	32,382,746
Diluted	31,264,266	32,540,633	31,255,441	32,796,134
Cash dividends declared per common share	$0.09	$0.07	$0.18	$0.14

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per share. This non-GAAP measurement was calculated by excluding certain items and losses from discontinued operations and certain discrete income tax items. We exclude the impact of the loss from discontinued operations and restaurant closing costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		26 Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016
GAAP net income	$7,811	$6,908	$18,859	$17,670
GAAP Income tax expense	3,611	3,396	8,616	8,742
GAAP (Income) loss from discontinued operations	(7)	48	30	169
GAAP Income from continuing operations before income tax expense	11,415	10,352	27,505	26,581
Adjustments:
Restaurant closing costs	-	(99)	-	148
Accrual of prior years' rent dispute costs	-	465	-	465
Adjusted net income from continuing operations before income taxes	11,415	10,718	27,505	27,194
Adjusted income tax expense (1)	(3,611)	(3,539)	(8,616)	(8,982)
Impact of excluding certain discrete income tax items	-	-	(247)	-
Non-GAAP net income	$7,804	$7,179	$18,642	$18,212

GAAP diluted earnings per common share	$0.25	$0.21	$0.60	$0.54

Non-GAAP diluted earnings per common share	$0.25	$0.22	$0.60	$0.56

Weighted-average number of common shares outstanding - diluted	31,264,266	32,540,633	31,255,441	32,796,134

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.